CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated January 24, 2014, with respect to the balance sheets of Lexaria Corp. as at October 31, 2013 and 2012 and the related statements of stockholders' equity and comprehensive income, operations and cash flows for the years then ended, included in the Annual Report on Form 10-K of Lexaria Corp. for the year ended October 31, 2013.

Vancouver, Canada
January 24, 2014	Chartered Accountants